Exhibit 10.19

March 1, 2012

Florida East Coast Railway, LLC

Summary of Employment Terms

Employee:	Andrew Westhoff

Title:	Vice President, Marketing and Sales

Base Salary:	$190,000.00 per annum

Signing bonus:	$20,000, subject to usual and customary federal and railroad retirement taxes

Annual Discretionary Bonus

Commencing for the 2012 fiscal year (Paid in the first quarter of 2013), a target bonus of 35% of base salary, subject to the discretion of management of the Company. Any bonus will be paid in cash or partially in cash and partially in restricted stock. Any receipt of restricted stock will be subject to award agreements provided by the Company and signed by the Employee.

Additional Performance-Based Restricted Stock:	Additional restricted stock with a value equivalent to $100,000 (as of the grant date) annually, contingent upon the Company reaching specific target goals.

Annual Stock Bonus Vesting:

Any receipt of restricted stock will be subject to award agreements provide by the Company and signed by the Employee. To the extent annual discretionary bonuses are paid partially in stock, shares awarded shall vest over three years (one-third per annum on each successive anniversary of the date on which the stock portion of bonus is awarded).

4 weeks of vacation TRB/afw 3/1/12

Summary of Employment Terms Acknowledgement

This will acknowledge that I have been provided the Summary of Employment Terms and that I understand and agree to the terms and conditions expressed herein.  I further understand that this Summary of Employment Terms and my acknowledgement does not guarantee continued employment and that employment with the Florida East Coast Railway, LLC, is on an at-will basis.  Further, I acknowledge that nothing herein confers any severance or similar rights.

/s/ Andrew J Westhoff	3/1/2012
Employee Signature	Date

Receipt of the attached term sheet does not constitute any guarantee of continued employment.